Exhibit 10.7

SECOND AMENDMENT TO THE

OFFICE DEPOT, INC.

2007 LONG-TERM INCENTIVE PLAN

WHEREAS, Office Depot, Inc. (the “Company”) established the Office Depot, Inc. 2007 Long-Term Incentive Plan (the “Plan”) to promote the long-term growth and profitability of the Company and its subsidiaries by: (i) providing certain Directors, officers, and key employees of, and certain other key individuals who perform services for, the Company and its subsidiaries with incentives to maximize stockholder value and otherwise contribute to the success of the Company; and (ii) enabling the Company to attract, retain, and reward the best available persons for positions of substantial responsibility;

WHEREAS, under Section 14.1 of the Plan, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has the authority to amend the Plan at any time; provided that, no such action shall adversely affect any rights or obligations with respect to any awards previously granted under the Plan, unless such action is required by applicable law, any applicable listing standards, or the participants consent in writing; and

WHEREAS, the Compensation Committee desires to amend the Plan with respect to awards granted under the Plan on or after March 20, 2014, to provide that restricted stock units granted to directors shall be immediately vested upon grant.

NOW, THEREFORE, the Plan is amended as follows with respect to awards granted on or after March 20, 2014:

1)	Section 10.8 is amended to read as follow:

“10.8 Special Vesting Rules for Directors.

(a) Awards Other Than Options, Restricted Stock and RSUs. With respect to a Director of the Company whose period of service ends, either voluntarily or by reason of his or her not seeking re-election to the Board or not being re-nominated to the Board or his or her not being re-elected to the Board, (i) any issued but unvested SARs granted to such Director during his or her term of office shall, upon such termination of service, become immediately vested, and (ii) any Performance Awards held by the Director that contain performance conditions as a requirement for vesting shall vest pro rata (calculated as if any “target” amount under such Performance Awards has been reached) based on the amount of time from the beginning of the performance cycle through the date of the Director’s termination of service compared to the total length of the performance cycle.

(b) Awards of Options, Restricted Stock and RSUs. With respect to a Director of the Company, all Options, Restricted Stock and RSUs granted to such Director during his or her term of office shall be immediately vested upon grant.

Nothing in this Section 10.8 shall serve to extend the term of any Option beyond its initial term upon issuance.”

2)	In all respects not above amended, the Plan is hereby ratified and confirmed.

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IN WITNESS WHEREOF, the Compensation Committee has caused this Second Amendment to the Plan to be executed on its behalf by its duly authorized representative this 20th day of March, 2014.

OFFICE DEPOT, INC.

By:	/s/ Richelle Aschenbrenner
Richelle Aschenbrenner Vice President, Global Compensation, Benefits, HRIS & Shared Services

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